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                                  FORM N-18F-1
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                      NOTIFICATION OF ELECTION PURSUANT TO
                                   Rule 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

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                          STATE FARM MUTUAL FUND TRUST

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          The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided, and to the extent required, by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits withdrawal of this Notification of Election.
                                    SIGNATURE


          Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Bloomington and the state of Illinois on July 20, 2000.

                                  STATE FARM MUTUAL FUND TRUST



                                  By:  /s/ David R. Grimes
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                                       David R. Grimes
                                       Sole Trustee


          Attest: /s/ David Moore
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                  David Moore
                  Assistant Secretary
                  State Farm Investment Management Corp.